SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 19, 2020

Date of Report (Date of earliest event reported)

SolarWindow Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-127953	59-3509694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, Suite 702, New York, New York	13850
(Address of principal executive offices)	(Zip Code)

(800) 213-0689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)       Departure of Directors or Certain Officers.

On October 20, 2020, John A. Conklin, notified SolarWindow Technologies, Inc. (the “Company”) by letter that he would resign as the Company’s Chief Technology Officer effective as of November 19,2020. Mr. Conklin advised the Company that his resignation was not due to any disagreements between him and the Company on any matter relating to the Company's operations, policies or practices. Mr. Conklin’s resignation has been accepted by the Company.

Mr. Conklin, who prior to serving as the Company’s Chief Technology Officer, also served as the Company’s Chief Executive Office and as a member of its Board of Directors, will continue to serve as a consultant to the Company as described in Item 5.02(b) below.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Mr. Conklin with a copy of the disclosures that it is making in response to this Item 5.02 no later than the date of filing this Form 8-K with the SEC and will provide Mr. Conklin with the opportunity to furnish the Company, as promptly as possible, with a letter addressed to the Company stating whether Mr. Conklin agrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which he does not agree.

(b)       Separation, Consulting and Release of Claims Agreement

On November 24, 2020 the Company and Mr. Conklin entered into a Separation, Consulting and Release of Claims Agreement (the “Separation and Consulting Agreement”). All capitalized terms used in this Item 5.02(b), and not otherwise defined, shall have the meaning ascribed thereto in the Separation and Consulting Agreement. Pursuant to the Separation and Consulting Agreement:

(a) The Company, in exchange for Mr. Conklin agreeing to provide consulting services to the Company from November 20, 2020 through March 31, 2021 and to provide the Company with a General Release and Waiver of Claims, has agreed, among other things, to:

(1) pay Mr. Conklin, in addition to all amounts due Mr. Conklin through the Separation Date, a Separation Fee in the amount of $27,400;

(2) engage Mr. Conklin as a consultant for the period from November 20, 2021 through March 31, 2021 and in connection therewith pay Mr. Conklin an aggregate consulting fee of twenty-seven thousand six hundred dollars ($27,600) payable in three monthly installments of nine thousand two hundred dollars ($9,200) commencing on January 31, 2021 and monthly, in arears thereafter; and

(3) provide for the continued vesting of the stock options granted to the Executive in accordance with the terms and conditions of that certain Stock Option Agreement between the Company and the Executive dated December 27, 2017 (the “2017 SOA”) during the Consulting Period; and, provided that the Separation and Consulting Agreement is not earlier terminated by the Company as a result of the material breach of this Agreement by the Executive, or by the Executive, as provided in the Separation and Consulting Agreement, the Company has agree to amend the 2017 SOA to provide for the acceleration of any unvested options under the 2017 SOA as of March 31, 2021.

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The foregoing description of the of the Strategic Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Strategic Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on November 20, 2020 titled “SolarWindow Comments on Public Inquiries and Trading Activity.” The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

 The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Number	Description

10.1	Separation, Consulting and Release of Claims Agreement dated November 24, 2020 between SolarWindow Technologies, Inc. and John A. Conklin

17.1	Resignation Letter dated October 20, 2020 from Mr. John A. Conklin.

99.1	Press Release dated November 20, 2020 titled: “SolarWindow Comments on Public Inquiries and Trading Activity.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on November 24, 2020.

SolarWindow Technologies, Inc.

By:	/s/ Jatinder S. Bhogal
Name:	Jatinder S. Bhogal
Title:	President and Chief Executive Officer